EXHIBIT 10.35

HILL-ROM HOLDINGS, INC.
RESTRICTED STOCK UNIT AWARD
HILL-ROM HOLDINGS, INC. (the “Company”) hereby grants to <<Name>> (“Employee”), as of <<GRANT DATE>> (the “Grant Date”), pursuant to the provisions of the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”), a Hill-Rom Holdings, Inc. Restricted Stock Unit Award (hereinafter called the “Award”) with respect to <<Units>> shares of Common Stock, upon and subject to the terms and conditions set forth in this Agreement, the Plan and any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement
The Award shall be null and void unless Employee shall accept this Agreement by executing it in the space provided therefor and returning an original execution copy of the Agreement to the Company (or electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. No Rights as a Stockholder

Employee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Award until such shares are delivered to the Employee pursuant to this Agreement. Notwithstanding the foregoing, as of each date prior to the distribution date of the Award on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of shares subject to the Award shall increase by (A) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (B) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.    Vesting

(a)    Service-Based Vesting. Except as otherwise provided in this Section 3, the Award shall vest on the day after the third anniversary of the Grant Date (the “Vesting Date”), provided the Employee remains continuously employed by the Company or any of its Subsidiaries (as applicable, the “Employer”) through such date (“Vested Restricted Stock Units”), and the Company shall deliver to the Employee shares of Common Stock equal in number to the number of shares of Vested Restricted Stock Units in accordance with Section 4. Any fractional shares of Vested Restricted Stock Units shall be rounded up to the next whole share of Vested Restricted Stock Units.

(b)    Termination of Employment. Any portion of the Award which is not vested shall, upon the Employee’s termination of employment, be forfeited by Employee without the payment of any consideration by the Company, and neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in such forfeited portion of the Award.

(i)    Termination of Employment due to Death or Disability. If the Employee’s employment with the Employer terminates prior to the Vesting Date by reason of death or disability, as determined by the Committee, then the Award shall vest in full upon such termination of employment due to Death or disability.

(ii)    Termination of Employment due to Retirement. Except as noted herein, if the Employee’s employment terminates by reason of retirement after attaining age fifty-five (55) and completion of five (5) years of continuous employment (“Retirement”), then the Award shall vest in full upon such Retirement; provided, however, if Employee’s Retirement occurs prior to the one-year anniversary of the Grant Date, the Award shall vest on a pro rata basis based on the number of days employed by the Employer prior to the one-year anniversary of the Grant Date and the portion of the Award that does not vest in accordance with this Section 3(b)(ii) shall be forfeited by the Employee.

(iii)    Termination of Employment Following a Change in Control. The Award shall vest in full in the event the Employee’s employment with his or her Employer terminates for any reason other than on account of death, disability, Retirement or for Cause (as defined below) or by Employee for Good Reason (as defined below) after the occurrence, but before the third anniversary, of (A) a Change in Control or (B) a sale, transfer or disposition of substantially all of the assets or capital stock of a Subsidiary or division of the Company or one of its Subsidiaries for whom the Employee is employed at the time of such Change in Control, sale, transfer or disposition. Notwithstanding anything herein to the contrary, the distribution by the Company to Company shareholders of any or all of the shares of common stock of any of its Subsidiaries (“Distribution”) shall not constitute an event causing the Award to become vested as described in this section.

(iv)    General. Temporary absences from employment in accordance with Company policies because of illness, vacation or leave of absence and transfers among the Company and/or any of its Subsidiaries shall not be considered terminations of employment. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of Employee’s employment, and its determination shall be final, conclusive and binding upon Employee. Notwithstanding anything herein to the contrary, the transfer of Employee's employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with a Distribution shall not constitute a termination of employment for purposes of this Agreement, and Employee's employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein. In particular, if Employee transfers employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of the Distribution, such transfer shall not constitute a termination of employment for purposes of this Agreement, and Employee's employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.

For purposes of this Agreement, "Cause" shall have the meaning set forth in Employee’s employment agreement with Employee’s Employer or, if Employee does not have an employment agreement with his or her Employer that defines Cause, then Cause shall mean the Employer's good faith determination that Employee has: (A) acted with gross neglect or willful misconduct in the discharge of Employee’s duties and responsibilities or refused to follow or comply with the lawful direction of the Employer or the terms and conditions of any applicable employment agreement, providing such refusal is not based primarily on Employee’s good faith compliance with applicable legal or ethical standards; (B) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer's reasonable opinion, to cause the Company, a Subsidiary, its officers or its directors embarrassment or ridicule; (C) violated a material requirement of any Company or Subsidiary policy or procedure, specifically including a violation of the Company's Code of Ethics or Associate Policy Manual; (D) disclosed without proper authorization any trade secrets or other confidential information; (E) engaged in any act that, in the reasonable opinion of the Employer, is contrary to its best interests or would hold the Company, a Subsidiary, the Company’s officers or directors up to probable civil or criminal liability, provided that, if Employee acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause; or (F) engaged in such other conduct recognized at law as constituting Cause.

For purposes of this Agreement, "Good Reason" shall have the meaning set forth in Employee’s change in control agreement with Employee’s Employer or, if Employee does not have a change in control agreement with his or her Employer that defines Good Reason, then Good Reason shall mean the occurrence, without Employee’s consent, of any of the following acts by Employee’s Employer, or failures by Employee’s Employer to act (each a “Good Reason Condition”), provided Employee provides written notice to the Company of the occurrence of the Good Reason Condition within ten (10) business days after Employee has knowledge of it; Employee’s Employer fails to notify Employee of the Employer’s intended method of correction within thirty (30) business days after the Employer receives Employee’s notice, or the Employer fails to correct the Good Reason Condition within thirty (30) business days after such notice; and Employee resigns within ten (10) business days after the end of the 30-business-day period after Employee’s notice: (A) a material diminution in Employee’s duties; (B) a material reduction in the amount of Employee’s base salary or the discontinuation or material reduction of Employee’s participation at the same level of eligibility as compared to other peer employees in any incentive compensation, subject to Employee’s understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees; or (C) the relocation of the Company’s principal executive offices or Employee’s place of work to a location requiring a change of more than fifty (50) miles in Employee’s daily commute.

4.    Issuance or Delivery of Shares.

Subject to Section 15, all shares of Common Stock to be delivered to the Employee shall be delivered as soon as administratively possible after the Vesting Date (but in any event no later than the 15th day of the third month following the end of the Company's first taxable year in which the Vesting Date occurs); provided however, in the event of the delivery of shares of Common Stock due to the Employee’s termination of employment, such shares shall be delivered no later than sixty (60) days following the occurrence of such termination of employment; provided, further, in each case, the Employee shall have no right to designate the calendar year in which the shares will be delivered. The shares of Common Stock delivered to the Employee shall be from shares held by the Company as treasury stock or from shares of Common Stock acquired by the Company in the open market.
5.    Compliance With Securities Laws

Prior to the receipt of any certificates for shares of Common Stock pursuant to this Award, Employee (or Employee's beneficiary or legal representative upon Employee's death or disability) shall enter into such additional written representations, warranties and Awards as the Company may reasonably request in order to comply with applicable securities laws or with this Award.
6.    Stock Ownership Guidelines

If applicable to Employee’s position, Employee (or Employee's beneficiary or legal representative upon the Employee's death or disability) shall be bound by the "Stock Ownership Guidelines" of the Company as may be in effect from time to time.

7.    Withholding

Any payment of Common Stock under this Award shall be subject to applicable federal and state withholding requirements (the “Required Tax Payments”). If Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee. The Employee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (A) in cash; (B) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be issued or transferred to Employee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (D) any combination of (A), (B) and (C). Shares of Common Stock to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Employee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.
8.    Designation of Beneficiary

The Employee shall be permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death. If the Employee fails to designate a beneficiary, or if the designated beneficiary predeceases the Employee, the Award shall be paid to the deceased Employee’s spouse, if living, or if such spouse is not living, to the deceased Employee’s estate.
9.    Non‑Transferability

(a)    The Award and the underlying Restricted Stock Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered by the Employee and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by a voluntary act of the Employee or any agent of the Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof.

(b)    No amounts payable under the Award shall be transferable by the Employee other than by his designation of a beneficiary pursuant to Section 8. The amounts payable under the Award shall be exempt from the claims of creditors of the Employee and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.
10.    Forfeiture
The Award and any Common Stock acquired hereunder and any gain from the sale of any Common Stock acquired hereunder are required to be forfeited by Employee, including after vesting, if, during Employee’s employment or within one (1) year following Employee’s termination of employment (or any longer period specified in any applicable employment or severance agreement with the Company), Employee engages in Disqualifying Conduct, which shall mean: (A) Employee’s performance of service (including service as an employee, director, or consultant) for a competitor of the Company or its Subsidiaries or the establishing by Employee of a business which competes with the Company or its Subsidiaries; (B) Employee’s solicitation of employees or customers of the Company or its Subsidiaries; (C) Employee’s improper use or disclosure of confidential information of the Company or its Subsidiaries; or (D) Employee’s material misconduct in the performance of Employee’s duties for the Company or its Subsidiaries, as determined by the Committee.
11.    Agreement Subject to the Plan
This Agreement is subject to the provisions of the Plan (including, without limitation, Sections 4.4, 15.1 and 16.2) and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Employee hereby acknowledges receipt of a copy of the Plan.
12.    No Guarantee of Employment
The grant of this Award does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate Employee’s employment or to change the terms and conditions of Employee’s employment.
13.    Other Plans
Employee acknowledges that any income derived from the Award (or the sale of Common Stock underlying the Award) will not affect Employee’s participation in, or benefits under, any other benefit plan maintained by the Company.
14.    Administration
The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Awards granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.
15. Code Section 409A

The Plan is intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Employee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable shares of Common Stock shall be transferred to the Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code. If any of the payments under this Award are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then each such payment that is payable on account of a “separation from service” will not be made until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier.  Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee, including (without limitation) the additional twenty percent (20%) federal tax for which the Employee would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral.

This Agreement contains the formal terms and conditions of the Award and accordingly should be retained in Employee’s files for future reference. Please complete the on-line agreement process to evidence acceptance of this Award on the terms and conditions set forth in this Agreement.

HILL-ROM HOLDINGS, INC.

ACCEPTED: <<NAME>>_______________________